                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ANDREA ELECTRONICS CORPORATION
 ---------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
 ---------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------

    5) Total fee paid:

      --------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       -------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------

    3) Filing Party:

       -------------------------------------------------------------------

    4) Date Filed:

       -------------------------------------------------------------------

                         ANDREA ELECTRONICS CORPORATION
                                 11-40 45th Road
                         Long Island City, New York 11101

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 19, 1997

                              ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ANDREA ELECTRONICS CORPORATION ("Company") will be held at the Garden City Hotel,
45 7th Street, Garden City, New York 11530, on Thursday, June 19, 1997 at 10:00 A.M. local time, for the following purposes:

1. To elect eight directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2. To authorize an amendment to the Certificate of Incorporation of the Company to increase the authorized shares of Common Stock to 15,000,000 shares from 10,000,000 shares;

3. To authorize an amendment to the Company's 1991 Performance Equity Plan to increase the number of shares issuable thereunder to 2,000,000 shares from 1,500,000 shares.

4. To ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1997; and

5. To transact such other business as may properly come before the meeting, and any adjournment(s) thereof.


     The transfer books will not be closed for the Annual Meeting. Only shareholders of record at the close of business on May 9, 1997 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.


     YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT, WHICH CONTAINS INFORMATION RELEVANT TO THE ACTIONS TO BE TAKEN AT THE MEETING. IN ORDER TO ASSURE THE PRESENCE OF A QUORUM, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ADDRESSED, POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU SO DESIRE AT ANY TIME BEFORE IT IS VOTED.


                                           By Order of the Board of Directors


                                                            Jeffrey S. Gosman
                                                                    Secretary

                                                   Long Island City, New York

May 17, 1997

                           ANDREA ELECTRONICS CORPORATION

                                   ---------------

                                   PROXY STATEMENT

                                   ---------------

                                 GENERAL INFORMATION


ANNUAL MEETING

     This Proxy Statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by the Board of Directors of Andrea Electronics Corporation ("Company") to be used at the Annual Meeting of Shareholders of the Company to be held on June 19, 1997 and any adjournment or adjournments thereof ("Annual Meeting"). The matters to be considered at the meeting are set forth in the attached Notice of Meeting.

     The Company's executive offices are located at 11-40 45th Road, Long Island City, New York 11101. On or about May 17, 1997, this Proxy Statement, the enclosed form of proxy and the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, which contains audited financial statements, are to be mailed to shareholders of record as of the close of business on May 9, 1997. The Company will furnish to any shareholder copies of any exhibits listed in the Form 10-K contained in the Annual Report upon such shareholder's request and payment of a fee not exceeding the reasonable expenses of furnishing such copies.

SOLICITATION AND REVOCATION

     Proxies in the form enclosed are solicited by and on behalf of the Board of Directors. The persons named in the proxy have been designated as proxies by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted "FOR" the election of the nominees listed below under the caption Election Of Directors, "FOR" the increase in the number of authorized shares of Common Stock to 15,000,000 shares from 10,000,000 shares, "FOR" the increase in the number of shares issuable under the Company's 1991 Performance Equity Plan (the "1991 Plan") to 2,000,000 shares from 1,500,000 shares, "FOR" the selection of Arthur Andersen LLP to serve as the Company's independent accountants for the year ending December 31, 1997, and, in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the meeting and any adjournments thereof. In such unanticipated event that any other matters are properly presented at the Annual Meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Annual Meeting, or by delivering another proxy bearing a later date. Attendance by a shareholder at the Annual Meeting does not alone serve to revoke his or her proxy.

QUORUM

     The presence of a majority of the outstanding shares of Common Stock, represented in person or by proxy at the Annual Meeting, will constitute a quorum. Shares represented by proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" ("broker non-votes") will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

RECORD DATE; OUTSTANDING SHARES

     The Board of Directors has fixed the close of business on May 9, 1997 as the record date for the determination of shareholders of the Company who are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on May 9, 1997, an aggregate of [4,038,277] shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting. The Company's shareholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 29, 1996 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of the Company's Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer whose compensation exceeded $100,000 in the 1995 fiscal year, and (iv) all directors and executive officers of the Company as a group. The total number of shares of Common Stock outstanding on April 29, 1996 was 4,038,277.

NAME OF                          AMOUNT AND NATURE OF        PERCENT OF
BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)     CLASS
------------------               --------------------        ----------
Camille Andrea Casling (2)       398,371                      9.9%
Frank A. D. Andrea, Jr.(2)       391,341(3)                   9.7%
Mary Louise Andrea (2)           391,341(3)                   9.7%
ANC-I Limited Partnership(4)     230,000                      5.7%
Douglas J. Andrea (2)            201,615(5)                   4.8%
John N. Andrea (2)               186,066(6)                   4.4%
Patrick D. Pilch                  50,000(7)                   1.2%
Paul M. Morris                    25,000                        *
Christopher Dorney                 5,200(8)                     *
Scott Koondel                      5,000(8)                     *
Gary A. Jones                      6,550(9)                     *
Directors and Executive
  Officers as a group
  (8 persons)                    870,772(10)                 19.7%

---------------------------
* Less than 1%.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. The information concerning the shareholders is based upon information furnished to the Company by such shareholders. Except as otherwise indicated, all of the shares are owned of record and beneficially and the persons identified have sole voting and investment power with respect thereto.

(2) Camille Andrea Casling is a sister of Frank A.D. Andrea, Jr., Chairman of the Company. Mary Louise Andrea is the spouse of Frank A.D. Andrea, Jr., Douglas J. Andrea and John N. Andrea, Co-Presidents of the Company, are the sons of Frank A.D. Andrea, Jr. and Mary Louise Andrea. The address of each of these individuals and ANC-I Limited Partnership is c/o the Company, 11-40 45th Road, Long Island City, New York 11101.

(3) Includes (i) 191,341 shares owned directly by Frank A.D. Andrea, Jr. and Mary Louise Andrea, his spouse, and (iii) 200,000 of the 230,000 shares owned by ANC-I Limited Partnership, representing Mr. Andrea's 43.48% and Mrs. Andrea's 43.48% interest in ANC-I Limited Partnership.

(4) ANC-I Limited Partnership is a Delaware limited partnership, of which the General Partners are Frank A. D. Andrea, Jr. and Mary Louise Andrea.
John N. Andrea and Douglas J. Andrea are limited partners of this partnership.

(5)  Includes (i) 16,972 shares owned directly by Douglas J. Andrea and
Mr. Andrea's spouse, (ii) 3,643 shares owned by Mr. Andrea's spouse,
(iii) 6,000 of the 230,000 shares owned by ANC-I Limited Partnership, representing Mr. Andrea's 2.6% interest in ANC-I Limited Partnership, and
(iv) 175,000 shares issuable upon the exercise of options which are currently exercisable and exercisable within 60 days from the date hereof. Does not include (x) 25,000 shares issuable upon the exercise of outstanding options which are not currently exercisable or exercisable within 60 days from the date hereof and (y) 75,000 shares issuable upon the exercise of options that are subject to approval by the shareholders of the Company of the increase in the number of shares issuable under the 1991 Plan and that vest over four years from the date of grant.

(6) Includes (i) 12,339 shares owned directly by John N. Andrea and Mr. Andrea's spouse, (ii) 17,727 shares owned by Mr. Andrea's minor children,
(iii) 6,000 of the 230,000 shares owned by ANC-I Limited Partnership, representing Mr. Andrea's 2.6% interest in ANC-I Limited Partnership, and
(iv) 150,000 shares issuable upon the exercise of options which are currently exercisable and exercisable within 60 days from the date hereof. Does not include (x) 25,000 shares which are not currently exercisable or exercisable within 60 days from the date hereof and (y) 75,000 shares issuable upon the exercise of options that are subject to approval by the shareholders of the Company of the increase in the number of shares issuable under the 1991 Plan Plan and that vest over four years from the date of grant.

(7)  Includes (i) 25,000 shares owned directly by Patrick D. Pilch and
(ii) 25,000 shares issuable upon the exercise of options which are currently exercisable pursuant to the terms of the 1991 Plan. Does not include
(x) 25,000 shares issuable upon the exercise of options which are not currently exercisable and will not become exercisable within 60 days from the date hereof and (y) 50,000 shares issuable upon the exercise of options that are subject to approval by the shareholders of the Company of the increase in the number of shares issuable under the 1991 Plan and that vest over four years from the date of grant.

(8) Includes 5,000 shares issuable upon the exercise of options which are currently exercisable pursuant to the terms of the 1991 Plan. Does not include 5,000 shares issuable upon the exercise of options which are not currently exercisable and will not become exercisable within 60 days from the date hereof.

(9) Includes 6,250 shares issuable upon the exercise of options which are currently exercisable pursuant to the terms of the 1991 Plan. Does not include 28,250 shares issuable upon the exercise of options which are not currently exercisable and will not become exercisable within 60 days from the date hereof.

(10) Includes the shares issuable upon the exercise of the options discussed in notes (5) through (9) above.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission ("SEC") and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock in the Company. Officers, directors and greater-than-ten percent shareholders are also required to furnish the Company with copies of all
Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements were complied with, except that one monthly report was filed late by Frank A.D. Andrea, Jr., Douglas J. Andrea and John N. Andrea.


                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors shall determine the number of directors. The Board has determined that the number of directors to be elected at the annual meeting shall be eight. The persons listed below have been designated by the Board as candidates for election as directors to serve until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Such persons include all of the executive officers of the Company. Unless otherwise specified in the form of proxy, the proxies solicited by the management will be voted "FOR" the election of these candidates. The nominees receiving the highest vote totals will be elected as the Directors of the Company. Accordingly, abstentions and broker non-votes will not affect the outcome of the election for Directors of the Company. In case any of these nominees become unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. The election of directors requires a plurality of those shares voted at the meeting with respect to the election of directors.

INFORMATION ABOUT NOMINEES

     Frank A.D. Andrea, Jr., age 70, has been Chairman of the Board since December 1965 and a Director of the Company since 1962. He served as President of the Company from December 1965 to November 1992. Mr. Andrea is the father of Douglas J. Andrea and John N. Andrea.

    John N. Andrea, age 39, has been Co-President of the Company since November 1992 and a Director of the Company since 1992. He served as Executive Vice President of the Company from January 1992 to November 1992 and as Sales & Marketing Director from September 1991 to November 1992. Mr. Andrea is the son of Frank A.D. Andrea, Jr. and the brother of Douglas J. Andrea.

     Douglas J. Andrea, age 34, has been Co-President of the Company since November 1992 and a Director of the Company since 1991. He served as Vice President - Engineering of the Company from December 1991 to November 1992, and as Secretary of the Company from 1989 to January 1993. Mr. Andrea is the son of Frank A.D. Andrea, Jr. and the brother of John N. Andrea.

    Patrick D. Pilch, age 37, has been Executive Vice President and Chief Financial Officer of the Company since April 1995 and a Director of the Company since 1992. He served as Vice President - Investment Banking at Greenwich Capital Markets, Inc. from November 1991 to April 1995, and is a Certified Public Accountant.

    Paul M. Morris, age 36, has been a Director of the Company since 1992. He has been a Senior Managing Director at Schroder Capital Management since December 1996. From July 1995 to December 1996, he was a Partner at Weiss, Peck & Greer, and from 1987 to June 1995 he was employed by Union Bank of Switzerland, where his last position was Managing Director - Equities.

    Christopher Dorney, age 54, has been a Director of the Company since April 1995 and is the President of Andrea Military Communications, LLC.
From September 1994 to April 1995, he was President of the Pulse Laser Division of Holographics, Inc. He served as Director of Business Development at Grumman Corporation's Electronic System Division from January 1989 to September 1994.

     Scott Koondel, age 33, has been a Director of the Company since April 1995. He has been the Eastern Manager, Off-Network Television, Paramount Pictures, a subsidiary of Viacom International since June 1993, and was the National Sales Manager for WPIX-TV, a division of Tribune Broadcasting, from June 1990 to June 1993.

     Gary A. Jones, age 51, has been a Director of the Company since April 1996. He has served as President of Digital Technologies, Inc. since 1994 and was Chief Engineer, Allied Signal Ocean Systems from 1987 to 1994.


DIRECTORS' FEES, BOARD MEETINGS AND COMMITTEES

     The Board does not have a nominating committee or a committee performing similar functions. In fiscal 1996, the Audit Committee was comprised of Messrs. Douglas J. Andrea, Paul M. Morris, Christopher Dorney and Scott Koondel. The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of the financial reporting; the committee also meets with the independent accountants and with appropriate Company financial personnel about these matters. The Audit Committee met four times during 1996. The Compensation Committee is comprised of Paul M. Morris, Scott Koondel and Christopher Dorney. The Compensation Committee administers the 1991 Plan and makes recommendations to the Board of Directors with respect to the compensation of management. The Compensation Committee met four times in 1996. The Board of Directors held six meetings during the last year. None of the directors attended less than

75% of such meetings.  Each outside director receives a fee of $1,000 for each
meeting attended.   Paul M. Morris, Scott Koondel, Gary Jones and Christopher
Dorney were each paid directors' fees in the amount of $6,000 during 1996.

EXECUTIVE COMPENSATION

     The following table sets forth information for the last three fiscal years, respecting compensation earned by the four most highly compensated executive officers earning over $100,000, including the Chief Executive Officer.

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                     --------------------
                                        ANNUAL COMPENSATION                AWARDS
                                -----------------------------------  --------------------
                                                          OTHER      RESTRICTED               ALL
                                                         ANNUAL        STOCK     STOCK       OTHER
        NAME AND                 SALARY      BONUS    COMPENSATION     AWARDS   OPTIONS   COMPENSATION
   PRINCIPAL POSITION     YEAR    ($)         ($)         ($)           ($)       (#)         ($)
------------------------  ----  --------    --------  -------------  ---------- --------  ------------
Frank A.D. Andrea, Jr.    1996  170,640          0    2,079(1)           0           0         0
Chairman of the Board,    1995  161,160          0    8,820(2)           0           0         0
Chief Executive Officer   1994  204,109     15,000    2,344(3)           0           0         0

John N. Andrea            1996  202,885          0    7,071(4)           0           0         0
Co-President              1995  174,616          0    7,313(5)           0      50,000(6)      0
                          1994  141,956     10,000    3,987(7)           0           0         0

Douglas J. Andrea         1996  195,577      5,000    9,651(8)           0           0         0
Co-President              1995  184,616          0    7,955(9)           0      50,000(6)      0
                          1994  142,500     10,000    1,916(10)          0           0         0

Patrick D. Pilch          1996  157,500          0    1,555(11)          0           0         0
Executive Vice President, 1995   73,077(12)      0        0              0      50,000(6)      0
Chief Financial Officer


(1)  Represents car allowance payments of $2,079.

(2) Represents contribution to Company's profit sharing plan equal to $6,750, or 4.2% of Frank Andrea's salary, and car allowance payments of $2,070.

(3) Represents contribution to Company's profit sharing plan equal to $2,344, or 1.1% of Frank Andrea's salary.

(4) Represents contribution to Company's profit sharing plan equal to $4,500, or 2.2% of John Andrea's salary, and car allowance payments of $2,571.

(5) Represents contribution to Company's profit sharing plan equal to $4,506, or 2.6% of John Andrea's salary, and car allowance payments of $2,807.

(6) Represents number of shares covered by options granted in September 1994. Such grant was subject to shareholder approval of an increase in the number of shares covered by the 1991 Plan, which approval was obtained in September 1995.

(7) Represents contribution to Company's profit sharing plan equal to $3,987, or 2.8% of John Andrea's salary.

(8) Represents contribution to Company's profit sharing plan equal to $6,750, or 3.3% of Douglas Andrea's salary, and car allowance payments of $2,901.

(9) Represents contribution to Company's profit sharing plan equal to $6,059, or 3.3% of Douglas Andrea's salary, and car allowance payments of $1,896.

(10) Represents contribution to Company's profit sharing plan equal to $1,916, or 1.3% of Douglas Andrea's salary.

(11)  Represents car allowance payments of $1,555.

(12)  Mr. Pilch joined the Company on April 1, 1995.

     The Company did not grant any stock options or stock appreciation rights during fiscal year 1996 to any of the named executive officers.

     The following table summarizes for each of the named executive officers the number of shares acquired and value realized upon exercise of options during fiscal year 1996 and the aggregate dollar value of in-the-money, unexercised options at December 31, 1996. None of the named executive officers exercised or held any SARs during fiscal year 1996.

                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                      FISCAL YEAR END OPTION VALUES
                                                        Number of Securities       Value of Unexercised
                        Shares                          Underlying Options at      In-the-Money Options
                        Acquired on     Value           Fiscal Year End --         at Fiscal Year End --
Name                    Exercise        Realized        Exercisable/Unexercisable
Exercisable/Unexercisable(1)
-------------           -----------     --------        -------------------------
---------------------------
Frank A.D. Andrea, Jr.  100,000 (2)     $556,646        150,000 shares/             $1,427,100/
                                                              0 shares (2)(6)       $0

John N. Andrea           25,000 (3)     $0              150,000 shares/             $1,206,250/
                                                         25,000 shares (3)(6)       $0

Douglas J. Andrea       0               $0              175,000 shares/             $1,447,500/
                                                         25,000 shares (4)(6)       $0

Patrick D. Pilch        0               $0               50,000 shares/             $  241,250/
                                                         25,000 shares (5)(6)       $0


(1) Values were based on a closing trade price for the Company's Common Stock on December 31, 1996 of $11 per share.

(2) Frank A. D. Andrea was granted options under the 1991 Plan to purchase 100,000 shares at a price of $.908 per share on December 31, 1991 (all of which were exercised during 1996) and to purchase 150,000 shares at a price of $1.486 per share on June 26, 1992.

(3) John N. Andrea was granted options under the 1991 Plan to purchase 150,000 shares at $1.35 per share on June 26, 1992 (of which options for 25,000 shares were exercised during 1996) and to purchase 50,000 shares at a price of $12.00 per share on September 12, 1994.

(4) Douglas J. Andrea was granted options under the 1991 Plan to purchase 150,000 shares at $1.35 per share on June 26, 1992 and to purchase 50,000 shares at a price of $12.00 per share on September 12, 1994.

(5) Patrick D. Pilch was granted options under the 1991 Plan to purchase 12,500 shares at $1.35 per share on June 26, 1992, to purchase 12,500 shares at $1.35 per share on October 26, 1992 and to purchase 50,000 shares at a price of $12.00 per share on September 12, 1994.

(6) Of the options granted, none are exercisable during the first year following grant; 25% of the options become exercisable during the second year following grant; an additional 25% become exercisable during the third year following grant; and the remaining 50% become exercisable during the fourth year following grant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In 1996, the Company formed Andrea Military Communications, LLC ("AMC"), a Delaware limited liability company, in which the Company has a

72.7% equity interest. The purpose of AMC is to collaborate with Northrop Grumman in accordance with the Company's agreement with Northrop Grumman relating to the qualification for military sales and subsequent marketing of headsets that incorporate Andrea Anti-Noise/(Registered Trademark)/ technology to military customers. Among the members of AMC is a corporation owned by Christopher Dorney, a director of the Company. In exchange for this corporation acting as a manager of AMC through Mr. Dorney, this corporation was granted a 13.6% equity interest in AMC. In addition, commencing upon the award of a contract for the purchase of the headsets from Northrop Grumman to AMC, this corporation will receive an annual base compensation of $125,000, plus monetary or other compensation sufficient to provide insurance and other benefits to Mr. Dorney equivalent to those of the officers of the Company, plus an annual bonus in a range between 0% and 40% of the base compensation. Also immediately upon the award of such purchase contract, this corporation will be awarded warrants to purchase 50,000 shares of Andrea Common Stock at an exercise price of $10.00 per share, which warrants will vest at an annual rate of 20% beginning on the first anniversary of the date of the award. No assurance can be given that the headsets that are the subject of the agreement with Northrop Grumman will be qualified for purchase by the military or that a contract for the purchase of the headsets will by awarded by Northrop Grumman to AMC. In addition, Mr. Dorney received $60,000 in consulting fees related to AMC during 1996.

     During 1996 the Company paid an aggregate of $105,850 to Digital Technologies, Inc., a software development company of which Gary A. Jones, a director of the Company, is the President. Of this amount, $90,000 was for software development fees and $15,850 was for reimbursable expenses. The Company expects to pay similar fees to this company during 1997.


STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return for the five years ended December 31, 1996 based upon the market price of the Company's Common Stock with the cumulative total return on the AMEX Market Value Index and a defined peer group based on companies in the SIC industry code index entitled "radio and television communication equipment". The Company used this SIC index in and prior to 1996. In 1996, the Company elected to begin to compare its yearly percentage change in total shareholder return against the AMEX High Technology Subindex because during 1995 the Company commenced sales of products embodying its Andrea Anti-Noise(Registered Trademark) technology for voice-activated computing, telecommunications and computer/Internet communications. This Subindex was discontinued by the AMEX at the end of 1996. The graph assumes a $100 investment on January 1, 1992 and the reinvestment of all dividends.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
        ANDREA ELECTRONICS CORPORATION, AMEX MARKET INDEX, AND SIC CODE INDEX

                                    SIC
         Andrea          AMEX       Code
         Electronics     Market     Industry
Year     Corporation     Index      Index
----     -----------     ------     -----
1992       511.48        118.99     101.37
1993     2,757.14        194.22     120.44
1994     2,728.57        249.12     106.39
1995     1,385.71        251.68     137.13
1996     1,257.14        256.44     144.70

COMPENSATION COMMITTEE REPORT

     For the year ended December 31, 1996, the majority of the Compensation Committee of the Board of Directors for the Company was composed of independent Directors. Currently, the Compensation Committee is comprised of Paul M. Morris, Scott Koondel and Christopher Dorney. The Compensation Committee is responsible for establishing and monitoring compensation policies of the Company, evaluating the performance of executive officers and establishing salary rates and increases.

     It is the policy of the Company to evaluate the performance of senior management annually using subjective criteria established by the Committee. Compensation increases are determined by the Committee based on annual evaluations. In addition, the Committee supplements its criteria with extensive consultative studies of best compensation practices within the industry in which the Company is engaged. The Committee reviews the evaluations and sets compensation levels for the coming year.

    The Compensation Committee considerations include management skills, long-term performance, shareholder returns, operating results, new product and technological developments and introductions, asset-liability management, and unusual accomplishments as well as economic conditions and other external events that affect the operations of the Company. Compensation policies must promote the attraction and retention of highly qualified executives and the motivation of these executives for performance related to a financial interest in the success of the Company and the enhancement of long-term shareholders' value.

     In addition to salaries, the Company's compensation plan includes the awarding of stock options based on performance, length of service and salary grades. The awards of stock options should provide increased motivation to work for the success of the Company, thereby increasing the potential for personal financial success. Options granted to executives and employees are at a price equal to the closing price of the Company's stock on the date of grant.

                                       Compensation Committee

                                       Paul M. Morris
                                       Scott Koondel
                                       Christopher Dorney


             PROPOSAL TWO: AMENDMENT OF CERTIFICATE OF INCORPORATION

     The Board of Directors recommends adoption by shareholders of an amendment to Article Third of the Company's Certificate of Incorporation to increase the number of shares of Common Stock that may be issued. The Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of Common Stock, having a par value of $.50 per share. Although the Company has no present understandings, agreements, or plans concerning the issuance of any of the additional shares to be authorized, the Board of Directors believes it to be in the best interests of the Company, and has therefore proposed and declared it advisable, that the Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock, par value $.50 per share, to 15,000,000 shares. The Board has directed that such amendment be submitted to a vote of shareholders at the Annual Meeting.

     Of the shares presently authorized, [4,038,277] shares of Common Stock were outstanding on May 9, 1997. This does not include 893,875 shares of Common Stock reserved for issuance upon exercise of options granted under the the 1991 Plan, 260,000 shares of Common Stock reserved for issuance upon exercise of options that would be granted under the 1991 Plan in the event that the shareholders of the Company approve an increase in the number of shares issuable under the 1991 Plan, 11,875 shares of Common Stock reserved for issuance upon exercise of previously issued warrants, and 198,583 shares of Common Stock reserved for issuance upon exercise of previously issued convertible subordinated debentures. The Board of Directors believes that the increase in the authorized shares will provide for flexibility in future planning and will enable the Company to obtain financing on suitable terms.
The Company last increased its authorized shares of Common Stock in 1992, and the Board of Directors believes it important in the years ahead for the Company to maintain an authorized capitalization that will permit a broad range of financing alternatives. If the Certificate of Incorporation is amended, the additional shares will be available for issuance from time to time for use in obtaining funds for present and future operations, for use in conjunction with possible acquisitions of businesses or properties, for use in possible stock dividends and stock splits, or for any other proper corporate purpose. The Board of Directors does not intend to seek further shareholder approval prior to the issuance of any additional shares in future transactions unless required by law, by the Company's Certificate of Incorporation, or by the rules of any stock exchange upon which the stock may be listed, or unless the Company deems it advisable to do so to qualify (or to continue to qualify) an employee benefit plan under the Securities Exchange
Act of 1934. Common Stock would be issued only if the Company believed the issuance favorable to, and in the interests of, the Company and its shareholders.

     The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of Common Stock. Any issuance of additional shares of Common Stock of the Company could dilute the equity of the outstanding shares of Common Stock.

     Under the Certificate of Incorporation of the Company, holders of Common Stock do not have preemptive rights.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR the adoption of this proposal.


    PROPOSAL THREE: APPROVAL AND AUTHORIZATION OF AN INCREASE IN THE NUMBER OF SHARES SUBJECT TO THE ANDREA ELECTRONICS CORPORATION 1991 PERFORMANCE EQUITY PLAN

     The Board believes that in order to attract and retain employees and consultants of the highest caliber, provide increased incentive for directors, officers and key employees and to continue to promote the well-being of the Company, it is in the best interests of the Company and its shareholders to provide directors, officers, key employees and consultants of the Company and its subsidiaries, through the granting of stock or stock related incentive awards, the opportunity to participate in the value and/or appreciation in value of the Company's Common Stock. As of March 31, 1997, options granted under the Plan exercisable for 893,875 shares were outstanding and no additional shares were available for new options under the 1991 Plan. Therefore, on April 1, 1997, the Board approved an increase in the number of shares available for grant under the 1991 Plan to 2,000,000 shares from 1,500,000 shares. At the Annual Meeting, shareholders will be asked to approve and authorize an amendment to the 1991 Plan to increase the number of shares available for grant to 2,000,000 shares from 1,500,000 shares. The affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon is required to approve and adopt the increase in the number of shares subject to the 1991 Plan. With respect to this matter, abstentions and broker non-votes will have the same effect as a negative vote.

     In December 1991 the Board adopted the 1991 Plan which was subsequently approved by the shareholders of the Company. In September 1994, the Board approved an increase in the shares available for grant under the 1991 Plan to 1,500,000 shares from 1,000,000 shares, which was subsequently approved by the shareholders of the Company. At the Annual Meeting, shareholders will be asked to approve and authorize an amendment to the 1991 Plan to increase the number of shares available for grant to 2,000,000 shares from 1,000,000 shares.

     The following discussion summarizes the material terms of the 1991 Plan.

Summary of the 1991 Plan

     Administration. The 1991 Plan is administered by the Board or, at its discretion, by a stock option committee (the "Committee") appointed by the Board, whose members serve at the pleasure of the Board. (If no Committee is so designated, then all references herein to "Committee" shall mean the Board.) The Committee has full authority, subject to the provisions of the 1991 Plan, to award (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock, (v)
Stock Reload Options and/or (vi) other stock-based awards (collectively "Awards"). Subject to the provisions of the 1991 Plan, the Committee determines, among other things, the persons to whom from time to time Awards may be granted ("Holders" or "Participants"), the specific type of Awards to be granted (e.g., Stock Option, Restricted Stock), the number of shares subject to each Award, share prices, any restrictions or limitations on such Awards (e.g., the "Deferral Period" in the grant of Deferred Stock and the "Restriction Period" when Restricted Stock is subject to forfeiture), and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to such Awards. The interpretation and construction by the Committee of any provisions of, and the determination by the Committee of any questions arising under, the 1991 Plan or any rule or regulation established by the Committee pursuant to the 1991 Plan, shall be final, conclusive and binding on all persons interested in the 1991 Plan. Awards under the 1991 Plan are evidenced by agreements.

     To date, the Company has granted options to purchase 1,500,000 shares of Common Stock at an average exercise price of $4.85 per share, of which options covering 893,875 shares at an average exercise price of $8.05 per share were outstanding on April 30, 1997, and the Board of Directors has approved additional options exercisable for 260,000 shares of Common Stock all at an exercise price of $10.625 per share, which additional options are subject to the approval of the shareholders of the Company of the proposed increase in the number of shares issuable under the 1991 Plan. The last sale price of the Company's Common Stock on April 30, 1997 was $11.875 per share.

     In order to prevent the dilution or enlargement of the rights of Holders under the 1991 Plan, the number of shares of Common Stock authorized by the 1991 Plan is subject to adjustment by the Board in the event of any increase or decrease in the number of shares of outstanding Common Stock resulting from a stock dividend, stock split, reverse stock split, merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Company's stock. The shares of Common Stock acquirable pursuant to the Awards will be made available, in whole or in part, from authorized and unissued shares of Common Stock. If any Award granted under the 1991 Plan is forfeited or terminated, the shares of Common Stock that were available pursuant to such Award shall again be available for distribution in connection with Awards subsequently granted under the 1991 Plan.

     Eligibility. Subject to the provisions of the 1991 Plan, Awards may be granted to key employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company and are deemed to have contributed or to have the potential to contribute to the success of the Company. Incentive Stock Options may be awarded only to persons who, at the time of such awards, are employees of the Company.

     Types of Awards.

     Options. The 1991 Plan provides both for "Incentive" stock options ("Incentive Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for options not qualifying as Incentive Options ("Non-qualified Options"), both of which may be granted with any other stock based award under the 1991 Plan. The Committee will determine the exercise price per share of Common Stock purchasable under an Incentive or Non-qualified Option (collectively "Options"). The exercise price of an Incentive Option may not be less than 100% of the fair market value on the last trading day before the date of grant (or, in the case of an Incentive Option granted to a person possessing more that 10% of the total combined voting power of all classes of stock of the Company, not less than 110% of such fair market value). The exercise price of a Non-qualified Option may be less that 100% of the fair market value on the last trading day before the date of the grant. An Incentive Option may only be granted within a 10-year period commencing from December 31, 1991 and may only be exercised within 10 years of the date of the grant (or within 5 years in the case of an Incentive Option granted to a person who, at the time of the grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company). Subject to any limitations or conditions the Committee may impose, Options may be exercised, in whole or in part, at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice must be accompanied by payment in full of the purchase price, either in cash or in securities of the Company, or in combination thereof.

     Options granted under the 1991 Plan are exercisable only by the Holder during his or her lifetime. The Options granted under the 1991 Plan may not be transferred other than by will or by the laws of descent and distribution, except that the Committee may in its sole discretion may allow a Non-qualified Option to be transferred to a family group member as defined in the 1991 Plan.

     Generally, if the Holder is an employee, no Option, or any portion thereof, granted under the 1991 Plan may be exercised by the Holder unless he or she is employed by the Company or a Subsidiary at the time of exercise and has been so employed continuously from the time the Option was granted. However, in the event the Holder's employment with the Company is terminated due to disability, the Holder may still exercise his or her Option for a period of one year (or such other lesser period as the Committee may specify at the time of grant) from the date of such termination or until the expiration of the stated term of the Option, whichever period if shorter. Similarly, should a Holder die while in the employment of the Company or a Subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent Holder's Option for a period of one year from death (or such other greater or lesser period as the Committee specifies at the time of grant) or until the expiration of the stated term of the Option, whichever is shorter. Further, if the Holder's employment is terminated without cause or due to normal retirement (upon attaining the age of 65), then the portion of any Option which has vested by the date of such retirement may be exercised for the lesser of three months after retirement or the balance of the Option's term.

     Other. The Committee may grant Stock Appreciation Rights ("SARs" or singularly "SAR") in conjunction with all or part of any Option granted under the 1991 Plan, or may grant SARs on a free-standing basis. In conjunction with Non-qualified Options, SARs may be granted either at or after the time of the grant of such Non-qualified Options. In conjunction with Incentive Options, SARs may be granted only at the time of the grant of such Incentive Options. An SAR entitles the Holder thereof to receive an amount (payable in cash and/or Common
Stock as determined by the Committee) equal to the excess fair market value of one share of Common Stock over the SAR price or the exercise price of the related Option, multiplied by the number of shares subject to the SAR. Additionally, the Committee may award shares of Restricted Stock, Deferred Stock and other stock-based awards either alone or in addition to or in tandem with other Awards granted under the 1991 Plan.

     Stock Reload Options. The Committee may grant Stock Reload Options in conjunction with any Option granted under the 1991 Plan. In conjunction with Incentive Options, Stock Reload Options may be granted only at the time of the grant of such Incentive Option. In conjunction with Non-qualified Options, Stock Reload Options may be granted either at or after the time of the grant of such Non-qualified Options. A Stock Reload Option permits a Holder who exercises an Option, by delivering already owned stock (i.e., the stock-for-stock method), to receive back from the Company a new Option (at the current market price) for the same number of shares delivered to exercise the Option.

     Withholding Taxes. Upon the exercise of any Award granted under the 1991 Plan, the Holder may be required to remit to the Company an amount sufficient to satisfy all Federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of Common Stock. Subject to certain stringent limitations under the 1991 Plan and at the discretion of the Company, the Holder may satisfy these requirements by electing to have the Company withhold a portion of the shares to be received upon the exercise of the Award having a value equal to the amount of the withholding tax due under applicable Federal, state and local laws.

     Terms and Amendments. Unless terminated by the Board, the 1991 Plan shall continue to remain effective until such time as no further Awards may be granted and all Awards granted under the 1991 Plan are no longer outstanding. The Board may at any time, and from time to time, amend the 1991 Plan.

     Federal Income Tax Consequences

     The following discussion of the federal income tax consequences of participation in the 1991 Plan is only a summary of the general rules applicable to the grant and exercise of Options and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the 1991 Plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

     Incentive Options. The Participant will recognize no taxable income upon the grant or exercise of an Incentive Option. The Company will not qualify for any deduction in connection with the grant or exercise of Incentive Options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to the Participant, the Participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets. The excess, if any, of the fair market value of the shares on the date of exercise of an Incentive Option over the exercise price will be treated as an item of tax preference for a Participant's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the Participant. The Participant will recognize the excess, if any, of the amount realized over the fair market value of the shares on the date of exercise, if the shares are capital assets, as short-term or long-term capital gain, depending on the length of time that the Participant held the shares, and the Company will not qualify for a deduction with respect to such excess.

     If Common Stock acquired upon the exercise of an Incentive Option is disposed of prior to the expiration of the holding periods described above, (i) the Participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) the Company will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. In the case of a disposition of shares in the same taxable year as the exercise of the option, there will be no item of tax preference for alternative minimum tax purposes.

     Non-qualified Options. With respect to Non-qualified Options (i) upon grant of the option, the Participant will recognize no income; (ii) upon exercise of the option (if the shares of Common Stock are not subject to a substantial risk of forfeiture), the Participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and (iii) the Company will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the Participant. On a disposition of the shares, the Participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares. If the shares acquired upon exercise of a Non-qualified Option are subject to a substantial risk of forfeiture, the Participant will recognize income at the time when the substantial risk of forfeiture is removed and the Company will qualify for a corresponding deduction at such time.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR the adoption of this proposal.

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Audit Committee of the Board of Directors has selected the firm of Arthur Andersen LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 1997, subject to ratification by the shareholders. Arthur Andersen LLP served as the Company's independent accountants for the year ended December 31, 1996. The Board of Directors recommends a vote FOR ratification of this selection. A representative of Arthur Andersen LLP is expected to be present at the meeting with an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.


                          SOLICITATION OF PROXIES

     The solicitation of proxies in the enclosed form is made on behalf of the Company and the cost of this solicitation is being paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph using the services of directors, officers and regular employees of the Company at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for expenses incurred in sending proxy material to beneficial owners of the Company's stock.


                            SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the annual meeting for the 1997 fiscal year must be received at the Company's offices by January 2, 1998 for inclusion in the proxy materials relating to that meeting.


                               OTHER BUSINESS

     Action may be taken on the business to be transacted at the meeting on the date provided in the Notice of the Annual Meeting or any date or dates to which an original or later adjournment of such meeting may be adjourned. As of the date of this Proxy Statement, the management does not know of any other matters to be presented at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, whether on the original date provided in the Notice of Annual Meeting or any dates to which any original or later adjournment of such meeting may be adjourned, it is intended that the holders of the proxy will vote in accordance with their best judgment. Any such matter properly coming before the Annual Meeting will be decided by a majority of the votes cast with respect to such matter. Abstentions and broker non-votes are not considered as cast and, accordingly, will have no effect on the vote with respect to such matter.

                                      By Order of the Board of Directors



                                      Jeffrey S. Gosman
                                      Secretary

Long Island City, New York
May 17, 1997

ANDREA ELECTRONICS CORPORATION

Solicited By The Board Of Directors for Annual Meeting To Be Held on June 19,
1997

PROXY

The undersigned Shareholder(s) of ANDREA ELECTRONICS CORPORATION, a New York corporation ("Company"), hereby appoints Frank A.D. Andrea, Jr. and John N. Andrea, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 19, 1997 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR all of the following proposals.

1. To elect the following Directors: Frank A.D. Andrea, Jr.; Douglas J. Andrea; John N. Andrea; Christopher Dorney; Gary A. Jones; Scott Koondel; Paul
M. Morris; and Patrick D. Pilch.

FOR ( )                WITHHELD ( )

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name in the space provided)

2. To authorize an amendment to the Certificate of Incorporation of the Company to increase the authorized shares of Common Stock to 15,000,000 shares from 10,000,000 shares.

FOR ( )                AGAINST ( )             ABSTAIN ( )

3. To authorize an amendment to the Company's 1991 Performance Equity Plan to increase the number of shares issuable thereunder to 2,000,000 shares from 1,500,000 shares.

FOR ( )                AGAINST ( )             ABSTAIN ( )

4. To ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1997.

FOR ( )                AGAINST ( )             ABSTAIN ( )

5. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

( ) I plan on attending the Annual Meeting.

Date         , 1997

Signature


Signature if held jointly


Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.